Exhibit 10.1

FIFTH AND JACKSON

SUBLEASE

THIS SUBLEASE, is made as of this 19th day of August, 2003, by and between GRAY GARY WARE & FREIDENRICH LLP, a California limited liability partnership, “Sublessor”) and Atlas DMT LLC, a New York limited liability company (“Sublessee”), with reference to the following facts:

A. Union Street Improvement Company, L.L.C., as lessor (“Lessor”), and Sublessor, as lessee, are parties to that certain The Gray Gary Building Office Lease dated as of October 24, 2000, as amended by that certain The Gray Gary Building -First Amendment to Office Lease dated as of July 25, 2001 (the “First Amendment”), and that certain Second Amendment to Office Lease dated as of May 8, 2002 (the “Second Amendment”) (as so amended, the “Master Lease”). The Master Lease covers the entire 4th and 5th floors of the building located at 351 Fifth Avenue South, Seattle, Washington 98104 (“Building”).

B. Sublessor desires to sublease the Premises to Sublessee, and Sublessee desires to sublease the Premises from Sublessor, upon the terms and conditions set forth herein.

C. Sublessor desires to obtain Lessor’s consent to this transaction pursuant to the terms and conditions set forth in the Lessor’s Consent to Sublease attached hereto.

1. DESCRIPTION. Sublessor, in consideration of the agreements contained in this Sublease, does hereby sublease to Sublessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the agreed upon square footage* of 32,376 rentable square feet (hereinafter referred to as “Premises”) situated on the 4th and 5th floors of the Building. The legal description of the Building is:

A portion of Lots 4, 5, 6, 7 and 8, and the vacated alley, Block 28, D.S. Maynard’s Plat of the Town (now City) of Seattle, King County, Washington, according to the plat thereof, recorded in Volume 1 of Pats, page 23, records of King County, Washington.

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996). Sublessor acknowledges that it is determining with Lessor whether any adjustment is required to be made to such estimated square footage, and Sublessor shall use commercially reasonable efforts to make such determination prior to any payment of the tenant improvement allowance referenced in Paragraph 33 below. If any adjustment is made to the amount of rentable square feet contained in the Premises under the Master Lease, the same adjustment shall be made to the amount of rentable square feet subleased to Sublessee under this Sublease.

2. TERM. The term of this Sublease shall be for a period of 63 months and 25 days, commencing on the 1st day of January, 2004 (“Commencent Date”), and ending April 25, 2009.

3. RENT. Sublessee covenants and agrees to pay directly to Lessor rent each month in advance on the first day of each calendar month. Rent shall be computed as follows:

Month	Annual Rent /RSF	Monthly Rent
1-12	$18.00/RSF	$43,479
13-24	$19.00/RSF	$45,895
25-36	$20.00/RSF	$48,310
37-48	$21.00/RSF	$56,658	*
49-62	$22.00/RSF	$59.356

*	Commencing in month 37. Sublessee shall pay rent for the Expansion Space pursuant to Paragraph 29 below.

Rent for any fractional calendar month, at the beginning or end of the Sublease term, shall be the pro rated portion of the rent computed on a monthly basis.

4. CONSIDERATION. As consideration for the execution of this Sublease, Sublessee has this date paid to Sublessor the sum of $56,184.30, receipt of which is hereby acknowledged. In the event Sublessee fully complies with all the terms and conditions of this Sublease, but not otherwise, an amount equal to such sum shall be credited toward the rent due for the last month of the term of this Sublease.

5. USES. Sublessee agrees that Sublessee will use and occupy said Premises for general offices and related purposes and for no other purposes.

6. RULES AND REGULATIONS. Sublessee and its agents, employees, servants or those claiming under Sublessee will at all times observe, perform and abide by all of the Rules and Regulations that are contained in this Sublease, or which may be hereafter reasonably promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this Sublease.

7. CARE AND SURRENDER OF PREMISES. Sublessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor. At the expiration or sooner termination of this Sublease, Sublessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear, the elements, or fire excepted). Sublessee shall be responsible for removal of all personal property from the Premises, (excepting fixtures being that which is attached to the Premises, and property of Lessor) including, but not limited to, the removal of Sublessee’s communication cabling, telephone equipment and signage. Sublessee shall be responsible for repairing any damage to the Premises caused by such removal. If Sublessee fails to remove and restore the Premises on or prior to Sublease expiration, then Lessor shall have the right to remove said property and restore the Premises and Sublessee shall be responsible for all costs associated therewith. Sublessee shall also be responsible for those costs incurred by Lessor for removing debris Sublessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Sublessee’s personal property remaining in the Premises.

8. ALTERATIONS. Sublessee shall not make any material alterations or improvements in, or additions to, the Premises which alter the Premises by more than five thousand dollars ($5,000) in value without first obtaining the written consent of Sublessor and Lessor, whose consent shall not be unreasonably withheld. Sublessee acknowledges and agrees that Sublessor’s consent may be reasonably withheld whenever Lessor has failed or refused to give its consent. All alterations, additions and improvements to the Premises shall be at the sole cost and expense of Sublessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this Sublease, without disturbance, molestation or injury.

9. RESTRICTIONS. Sublessee will not use or permit to be used in the Premises anything that will increase the rate of insurance on the Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure the Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from the Premises, or do anything or permit anything to be done upon the Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of the Building. Sublessee, at Sublessee’s expense, will comply with all health, fire and police regulations respecting the Premises. The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the Building.

10. WEIGHT RESTRICTIONS. Safes, furniture or bulky articles may be moved in or out of the Premises only at such hours and in such manner as wil11east inconvenience other tenants, which hours and manner shall be at the discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into the Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, and Lessor shall have the right to locate the position of any article of weight in the Premises if Lessor so desires.

11. SIGN RESTRICTION. No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor, which approval shall not be unreasonably withheld.

12. LOCKS. Sublessee shall have the right to install a reasonable number of security locks, as it deems appropriate. Sublessee shall assume the cost associated with the installation of such security locks. No additional locks shall be placed upon any doors of the Premises. Keys will be furnished to each door lock. At the termination of this Sublease, Sublessee shall surrender all keys to the Premises whether paid for or not.

13. Lessor, its janitor, engineer or other agents may retain a pass key to the Premises to enable it to examine the Premises from time to time with reference to any emergency or to the general maintenance of the Premises.

14. TELEPHONE SERVICE. If Sublesses desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions, no boring or cutting of wires in installation thereof will be permitted.

15. SERVICES. Lessor shall maintain the Premises and the public and common areas of the Building, such as lobbies, stairs, corridor and restrooms, in reasonably good order and condition, except for damage occasioned by the act of Sublessee.

Lessor shall furnish the Premises with electricity for lighting and operation of low power usage office machines, heat, normal office air-conditioning, and elevator services, during the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1 :00 p.m. Saturday. Air-conditioning units and electricity therefore for special air-conditioning requirements, such as for computer centers and after hours air conditioning, shall be available on demand at a cost comparable to other similar buildings in Seattle, and shall be at Sublessee’s expense. Lessor shall also provide lighting replacement for Lessor-furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service five (5) days per week. Janitorial specifications are attached as Exhibit “C” to this Sublease.

Neither Lessor nor Sublessor shall be liable to Sublessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever. Temporary interruptions or failures of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall not constitute an eviction of Sublessee or relieve Sublessee from any of Sublessee’s obligations hereunder.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Sublessee is requested to make complaints directly at Lessor’s office in the Building and not to Lessor’s employees or agents seen within the Building. Sublessee is further requested to remember that Lessor is as anxious as Sublessee that a high grade service be maintained, and that the Premises be kept in a state to enable Sublessee to transact business with the greatest possible ease and comfort. The rules and regulations are not made to unnecessarily restrict Sublessee, but to enable Lessor to operate in the Building to the best advantage of both parties hereto. To this end, Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in its judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in its judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein.

16. SOLICITORS. Lessor will make an effort to keep solicitors out of the Building, and Sublessee will not oppose Lessor in its attempts to accomplish this end.

17. FLOOR PLAN. The floor plan and specifications for Sublessee’s occupancy shall be attached hereto and marked Exhibit “A” which shall be approved by both Lessor and Sublessee, both of whose approval shall not be unreasonably withheld.

18. ASSIGNMENT. Sublessee will not assign this Sublease, or any interest hereunder, and this Sublease, or any interest hereunder, shall not be assigned by operation of law. Sublessee will not sub-sublet the Premises or any part thereof and will not permit the use of the Premises by others other than Sublessee and the agents of Sublessee without first obtaining the written consent of Sublessor and Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. Sublessee acknowledges and agrees that Sublessor’s consent may be reasonably withheld whenever Lessor has failed or refused to give its consent. In the event such written consent shall be given, no other or subsequent assignment or subletting shall be made without the previous written consent of Sublessor and Lessor, whose consent shall not be unreasonably withheld. Sublessee shall reimburse Lessor for reasonable review costs Lessor incurs while reviewing and executing legal documentation for such sublease and/or assignment. Sublessor and Sublessee shall equally divide between themselves any profits that may be realized from such sublease and/or assignment. As used in the foregoing sentence, the term “profits” shall mean any rent or other consideration payable by the sublessee or assignee to Sublessee in excess of rent due under this Sublease by Sublessee, minus the reasonable expenses incurred by Sublessee for (i) any changes, alterations and improvements made to the Premises in connection with such sublease or assignment, and (ii) attorneys’ fees, brokerage commissions or any other out-of-pocket costs and expenses incurred by Sublessee therewith.

19. OPERATING SERVICES AND REAL ESTATE TAXES. The annual base rental rate per rentable square foot of the Premises (as set forth in Paragraph 3) includes Sublessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the Sublease term (“Base Year Costs”). Only a proportionate share, based on the proportion that the rentable square footage of the Premises bears to the rentable square footage of the Building, of the actual increases over these Base Year Costs, if any, will be passed on to Sublessee.

DEFINITIONS

Base Year

For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the Sublease term commences. The Base Year for purposes of this Sublease shall be the calendar year 2004.

Comparison Year

The Comparison Year(s) shall be any calendar year(s) during the Sublease term subsequent to the Base Year.

Operating Services

“Operating Services” include, but are not limited to, the charges incurred by Lessor for: Building operation salaries, benefits, management fee (currently 5% of gross income for the Building), insurance, electricity, janitorial, supplies, telephone, HVAC, repair: and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the use and operation of the Premises. Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles). Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i) real estate taxes;

(ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design. materials or workmanship of the Building or common areas (but not including repairs, alterations. additions. improvements or replacements made as a result of ordinary wear and tear);

(iv) damage and repairs attributable to fire or other casualty;

(v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;

(vi) executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;

(vii) Lessor’s general overhead expenses not related to the Building;

(viii) legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;

(ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;

(x) costs incurred due to a violation by Lessor or any other tenant of the building of the terms and conditions of a lease;

(xi) cost of any specific service provided to Sublessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent Lessbr is not reimbursed) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii) costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;

(xiii) Building management fees in excess of the management fees specified hereinabove;

(xiv) cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s);

(xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi) rent called for under any ground lease or master lease; and

(xvii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building.

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy and shall not increase by more than five percent (5%) annually on a non-cumulative basis.

Real Estate Taxes

Real Estate Taxes shall be the taxes paid by Lessor in the Base Year and each respective Comparison Year. Real Estate Taxes shall be a separate category and shall be treated as such.

Proportionate Basis

Sublessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building (approximately 130,OOO/RSF).

Computation of Adjustments to Base Year Costs

Any adjustment to Base Year Costs will commence to occur in Month 13 of the Sublease term with subsequent adjustments occurring every twelve months thereafter (i.e., in Months 25, 37, 49, etc. as appropriate under the Sublease term). Sublessee shall be responsible for any increase between Sublessee’s proportionate share of Base Year Costs and Sublessee’s proportionate share of each respective Comparison Year’s Costs. The increase shall be the increase to each expense individually. These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed. For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s).

If they are, then commencing in Month 13 and/or every twelve-month period thereafter, Lessor will assess Sublessee a monthly charge to be paid together with monthly base rent. Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted to the greater of actual occupancy or 95% occupancy, then Sublessee’s estimated pass-through costs shall be corrected with Sublessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment. Sublessee shall pay Sublessee’s proportionate share of increases over Base Year Costs for Operating Services and Real Estate Taxes directly to Lessor and shall coordinate all inquiries or disputes regarding same directly with Lessor.

Upon termination of this Sublease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of this Sublease and shall be paid to Sublessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.

Forr an example, see Exhibit A attached hereto.

20. ADDITIONAL TAXES OR ASSESSMENTS. Should there presently be in effect or should there be enacted during the term of this Sublease, any law, statute or ordinance levying any assessments or any tax upon the Premises other than federal or state income taxes, Sublessee shall reimburse Lessor for Sublessee’s proportionate share of said expenses at the same time as rental payments.

21. LATE PAYMENTS. Any payment required to be made pursuant to this Sublease that is not made on the date the same is due shall bear interest at a rate equal to the prime rate of interest charged from time to time by Bank of America, or its successor.

In addition to any interest charged herein, a late charge of three percent (3%) of the payment amount shall be incurred for payments received more than five (5) days late.

22. RISK. All personal property of any kind or description whatsoever in the Premises shall be at Sublessee’s sole risk. Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Sublessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Sublessee shall keep in force throughout the term of this Sublease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23. INDEMNIFICATION. Sublessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto where said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional. act of Sublessee and/or by Sublessee’s agents, employees, servants, customers or clients.

Lessor will defend, indemnify and hold harmless Sublessee from any claim, liability or suit including attorneys’ fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto where said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessor and/or Lessor’s agents, employees, servants, customers or clients, but not to the extent caused or partially caused by the ordinary or gross negligence or intentional act of Sublessee and/or Sublessee’s agents, employees, servants, customers or clients.

24. WAIVER OF SUBROGATION. Sublessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise.

25. SUBORDINATION. This Sublease and all interest and estate of Sublessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which the Premises are a part. Sublessee agrees to execute at no expense to Lessor, any instrument which may be deemed necessary or desirable by Lessor to further effect the subordination of this Sublease to any such mortgage or deed of trust. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Sublessee shall attorn to the purchaser and recognize such purchaser as Lessor. Sublessee agrees to execute, at no expense to Lessor, any estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.

26. CASUALTY. In the event the Premises or the said Building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the Premises or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Sublessee of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Sublessee at the fair market rate not to exceed Sublessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the Premises.

27. INSOLVENCY. If Sublessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Sublessee, or a petition is filed in a court of competent jurisdiction to have Sublessee adjudged bankrupt, then lessor may at lessor’s option terminate this Sublease. Said termination shall reserve unto lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination. As an alternative to exercising its right to terminate this Sublease, lessor may require Sublessee to provide adequate assurances, including the posting of a cash bond, of Sublessee’s ability to perform its obligations under this Sublease.

28. DEFAULT. If this Sublease is terminated in accordance with any of the terms herein (with the exception of Paragraph 27), or if Sublessee vacates or abandons the Premises or if Sublessee shall fail at any time to keep or perform any of the covenants or conditions of this Sublease, i.e. specifically the covenant for the payment of monthly rent, then, and in any of such events Sublessor may with or without notice or demand, at Sublessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Sublessor for arrearages or preceding breach of covenant or condition of this Sublease, enter into and repossess the Premises and expel Sublessee and all those claiming under Sublessee. In such event Sublessor may eject and remove from the Premises all goods and effects (forcibly if necessary). This Sublease if not otherwise terminated may immediately be declared by Sublessor as terminated. The termination of this Sublease pursuant to this Article shall not relieve Sublessee of its obligations to make the payments required herein. In the event this Sublease is terminated pursuant to this Article, or if Sublessor enters the Premises without terminating this Sublease and Sublessor relets all or a portion of the Premises, Sublessee shall be liable to Sublessor for all the costs of reletting, including necessary renovation and alteration of the Premises. Sublessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this Sublease for any deficiency between the net amounts received following reletting and the gross amounts due from Sublessee, or if Sublessor elects, Sublessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Sublessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%). Waiver by Sublessor of any default, monetary or non-monetary, under this Sublease shall not be deemed a waiver of any future default under this Sublease.

Acceptance of rent by Sublessor or Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Sublessor to terminate this Sublease as a result of such defaults by an unlawful detainer action or otherwise.

29. POCKET SPACE. Approximately 3,390 rentable square feet on the 5th floor, identified as “Expansion Space” in the drawing produced by JPC Architects dated April 28, 2003, shall be considered as pocket space for use by Sublessee beginning on the first day of the fourth (4th) year of the Sublease term. Provided the space remains unused by Sublessee prior to the first day of the fourth (4th) year of the Sublease term, Sublessee will have no obligation to pay rent on that space until the first day of the 4th year of the Sublease term. If Sublessee commences using the Expansion Space for general office purposes prior to the first day of the fourth (4th) year of the Sublease term, Sublessee shall pay rent for such use at the then-applicable rental rate, including any increase for Operating Services and Real Estate Taxes.

30. OPTION TO RENEW. Lessor has granted Sublessee an option to renew this Sublease in the Lessor’s Consent to Sublease attached hereto. If Sublessee timely exercises its option to renew this Sublease as provided therein and concurrently provides notice of such exercise to Sublessor, Sublessor shall extend the term of this Sublease for an additional five (5) days (the “Stub Period”) so that the term of this Sublease shall expire coterminously with the expiration of the term of the Master Lease. Sublessor shall sublease the Premises to Sublessee during the Stub Period on the same terms and conditions as set forth herein, except that rent as set forth in Paragraph 3 hereof for each month during the Stub Period shall be amended to mean the average monthly rent due over the renewal term, as determined by Lessor and Sublessee pursuant to the Lessor’s Consent to Sublease.

31. RIGHT OF FIRST REFUSAL. Lessor has granted Sublessee a right of first refusal to lease space on contiguous floors pursuant to the terms and conditions set forth in the Lessor’s Consent to Sublease attached hereto.

32. EARLY ACCESS. Sublessee shall have access to the Premises upon Sublease execution for the purposes of installing tenant improvements and for furniture and equipment assembly.

33. TENANT IMPROVEMENT ALLOWANCE. Pursuant to Lessor’s Consent to Sublease, Sublessee shall receive a tenant improvement allowance of Forty Six Dollars and Ninety One Cents ($46.91) per rentable square foot to be used to construct improvements over and above the base building items provided by Lessor pursuant to the Master Lease, as reflected in the Base Building Specifications described in the Master Lease. Such allowance shall be paid as set forth in the Lessor’s Consent to Sublease attached hereto. In addition, Sublessee shall be entitled to a rent credit in the amount of One Hundred Thousand Dollars ($100,000) against its initial three months’ rent obligations pursuant to the Lessor’s Consent to Sublease.

34. PARKING. Sublessee will be entitled to eighty-three (83) parking stalls, of which twelve (12) will be located in the Building and seventy one (71) will be located in the Union Station Garage or in other public parking within closer proximity to the Building. All parking shall be at a cost consistent to that prevailing market rate.

35. SATELLITE DISH/ANTENNA SPACE. Lessor has granted Sublessee right to install a satellite dish/antenna on the roof of the Building pursuant to the terms and conditions set forth in the Lessor’s Consent to Sublease attached hereto.

36. SUBLEASE CONDITIONS. The respective obligations of Sublessor and Sublessee under this Sublease are subject to the concurrent execution and delivery of Lessor’s Consent to Sublease attached hereto.

37. REPRESENTATION. Washington Partners, Inc. represents Sublessee, Washington Realty Group, Inc. represents Sublessor, and Martin Selig Real Estate represents Lessor in this transaction. Any brokerage commission payable to Washington Partners, Inc. and Washington Realty Group, Inc. shall be paid by Sublessor pursuant to a separate agreement, and any brokerage commission payable to Martin Selig Real Estate shall be paid by Lessor pursuant to a separate agreement. This fee shall be payable upon complete execution of this Sublease.

38. BINDING EFFECT. The parties hereto further agree with each other that each of the provisions of this Sublease shall extend to and shall, as the case may require. bind and inure to the benefit, not only of Sublessor and Sublessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this Sublease.

It is also understood and agreed that the terms “Sublessor,” “Lessor” and “Sublessee” and verbs and pronouns in the singular number are uniformly used throughout this Sublease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this Sublease by reference. It is further mutually agreed that no waiver by Sublessor of a breach by Sublessee of any covenant or condition of this Sublease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

39. HOLDING OVER. If Sublessee holds possession of the Premises after term of this Sublease, Sublessee shall be deemed to be a month-to-month lessee upon the same terms and conditions as contained herein, except rent which shall be revised to reflect the then current market rate. During month-to-month tenancy, Sublessee acknowledges Lessor or Sublessor will be attempting to relet the Premises. Sublessee agrees to cooperate with Lessor or Sublessor, and Sublessee further acknowledges Sublessor’s statutory right to terminate Sublessee’s tenancy with proper notice.

40. ATTORNEY’S FEES. If any legal action is commenced to enforce any provision of this Sublease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

41. NO REPRESENTATIONS. Lessor and Sublessor have made no representations or promises except as contained herein or in some future writings signed by Lessor or Sublessor.

42. QUIET ENJOYMENT. So long as Sublessee pays the rent and performs the covenants contained in this Sublease. Sublessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Sublease.

43. RECORDATION. Sublessee shall not record this Sublease without the prior written consent of Lessor. However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this Sublease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this Sublease shall describe the parties, the Premises and the Sublease term, and shall incorporate this Sublease by reference.

44. MUTUAL PREPARATION OF LEASE. It is acknowledged and agreed that this Sublease was prepared mutually by both parties. In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this Sublease.

45. GOVERNING LAW. This Sublease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

46. NOTICES. All notices, demands, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing and sent by (a) United States certified or registered mail, postage prepaid, return receipt requested, (b) a nationally recognized and reputable overnight courier (e.g., Federal Express or Network Courier), or (c) personal delivery. Notice shall be sent (i) to Sublessee at the following address, or to such other place as Sublessee may from time to time designate in a Notice to Lessor; or (ii) to Lessor at the following address, or to such other place as Lessor may from time to time designate in a Notice to Sublessee:

If to Lessor:	Union Street Improvement Company, LLC
1000 Second Avenue, Suite 1800
Seattle, Washington 98104-1046

If to Sublessor:	Gray Cary Ware & Freidenrich LLP
Attention: Chairman
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133

with a copy to:	Gray Cary Ware & Freidenrich LLP
Attention: General Counsel
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133

If to Sublessee:	Atlas DMT LLC
Attention: Michael Vernon, Chief Financial Officer
506 Second Avenue Seattle, WA 98104

Any notice will be deemed given on the date which is three business days after the date it is mailed as provided in this paragraph, the next business day if sent by overnight courier, or upon the date personal delivery is made.

47. SUBLEASE SUBJECT TO MASTER LEASE. This Sublease is subject and subordinate to all of the terms and conditions of the Master Lease and all matters of record. Sublessee hereby agrees to accept the Premises subject to the Master Lease and to perform the obligations of Sublessor (as Lessee) in the Master Lease to the extent such terms and conditions are applicable to the Premises and, except for the Excluded Provisions (as defined below) or as otherwise expressly provided herein, each reference therein to “Lease,” “Lessor” and “Lessee” to be deemed to refer to this Sublease, Sublessor and Sublessee, respectively, and, along with all of the provisions set forth in this Sublease, shall be the complete terms and conditions hereof. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease. Each party hereto shall indemnify, defend, protect and hold the other party hereto harmless from any and all damages, claims, loss, liability, cost and expense (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from such indemnifying party’s breach of any of its respective obligations under the Master Lease. Subject to any nondisturbance agreement between Master Lessor and Sublessee, in the event of the termination of Sublessor’s interest as Lessee under the Master Lease for any reason, then this Sublease shall terminate simultaneously therewith.

48. EXCLUDED PROVISIONS OF MASTER LEASE. The following terms and conditions contained in the Master Lease are excluded from this Sublease: Paragraphs 1.2, 2, 3, 4, 11, 15.4, 15.7, 15.8, 17, 18, 31, 32, 33, 37, 43, 44, 45, Exhibit A, Schedule 1 to Exhibit A and Exhibit B (collectively, the “Excluded Provisions”).

IN WITNESS WHEREOF, the parties hereof have executed this Sublease the day and year first above written.

GRAY CARY WARE & FREIDENRICH LLP		ATLAS DMT LLC,
A California limited liability partnership		a New York limited liability company

By:	/s/ John. R. Shuman, Jr.	By:	/s/ Michael Vernon
	John R. Shuman, Jr.		Michael Vernon
Its:	Managing Partner-Operations	Its:	Chief Financial Officer

‘Sublessor’”		“Sublessee’”